Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Southern National Bancorp of Virginia, Inc.

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 333-189730 and 333-166511) of Southern National Bancorp of Virginia, Inc. of our reports, dated March 15, 2016, related to the consolidated balance sheets of Southern National Bancorp of Virginia, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in Southern National Bancorp of Virginia, Inc.’s 2015 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

March 15, 2016